UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☒
Check the appropriate box:

☐	Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☒   Soliciting Material Under Rule 14a-12
TEGNA INC.
(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
CARLOS P. SALAS
ELIZABETH A. TUMULTY
STEPHEN USHER
DAVID GLAZEK
DANIEL MALMAN
AMIT THAKRAR
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Standard General L.P., together with the other participants named herein, on March 17, 2021, filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of TEGNA.
Standard General noted the article below published by Broadcasting+Cable on March 16, 2021

Adonis Hoffman Takes Issue with Tegna Board's Lougee Investigation

By John Eggerton

Accepts executive's apology, but says diversity issues remain that need addressing

Former senior FCC staffer and ad association executive Adonis Hoffman says he accepts the apology of Tegna CEO Dave Lougee for mistaking him for a valet following an industry event several years ago, but he made it clear he still has issues with the executive and with the Tegna board's investigation into the incident.

That incident and the issue of potential conflicts with Hoffman clients -- he consults with possible Tegna rivals under his The Advisory Counsel shingle -- had caused Hoffman to withdraw his name from consideration for a seat on the broadcast group's board of directors. Hoffman told B+C he has no plans to reinstate his nomination.

Hoffman had told the board about the incident in explaining why he was withdrawing his nomination, though the main reason he says was because of the potential conflicts, not the incident. The board then hired an outside law firm to investigate and Tegna reviewed Lougee's human resources file. In a letter to the Securities and Exchange Commission, the Tegna board said that nothing in the review "or otherwise" has suggested Lougee has ever been accused of any incident of a similar nature.
Lougee apologized to Tegna staff and expressed his ongoing commitment to improving diversity and inclusion at the company.

But in separate letters to Lougee and the board Tuesday (March 16), copies of which were supplied to Broadcasting+Cable (reprinted below), Hoffman questioned the "integrity of the review" and recommended that Lougee "seek counsel from experts who can help you deal effectively with larger cultural and societal issues facing corporations today," saying he was deeply concerned about "unconscious bias."

He also said in the letter that Lougee had offered, jokingly he hoped, to pay for his silence not long after the incident.*
Hoffman closed the letter: "That said, I appreciate you taking responsibility for your action and I accept your public apology."
In his letter to the board, Hoffman outlined his issues with the Lougee investigation:

1. "TEGNA never contacted me about anything since my withdrawal. How can you have a thorough review without talking to a key person involved?

2. "The review was conducted by your General Counsel (who was hired by Mr. Lougee), the Chairman (who has worked with Lougee for years) and a human resources officer (who reports to Lougee). Certainly not independent.

3. "The only independent party involved was an outside law firm that appears to have conducted one interview with Lougee."

Hoffman said he was speaking from experience: "Much of my work, including presently as CEO of The Advisory Counsel LLC, has been dedicated to providing counsel to companies like TEGNA and to advising  boards and corporate leaders on major societal issues, he said. "As such, I believe your process failed to meet the basic best practices standard."
Hoffman recommended that the board enlist independent advisors from diverse backgrounds to "guide its future actions."
Contacted for the story, a Tegna spokesperson simply referred to the board's initial letter concluding there were no past incidents and asserting that "the Board, Dave and the entire Executive Leadership Team are committed to combating racism and ensuring our company reflects the diversity of the communities we serve," and to Lougee's apology and commitment to diversity.
A source familiar with the company's positions on the letter said that it did not feel Hoffman needed to be interviewed because Lougee had not disputed the incident, so the facts were not at issue. As to an offer to compensate Hoffman over the incident, the source said the company was convinced that did not happen.

*Hoffman told B+C that the offer of money his Lougee letter referred to was at the National Association of Broadcasters conference a few months later, "when I recounted the incident with a couple of people in Lougee's presence."

The letters are reproduced below:

Dave Lougee, CEO
TEGNA
8350 Broad Street
Tysons, VA 22102
Dear Dave,

I read the public statements you made accepting responsibility.
Please know that I was not offended by being mistaken for a parking valet. Coming from a working class family where my grandparents were domestic workers, I consider being a valet to be an honorable job. What I took issue with was your failure to disclose, or accept any responsibility for, your action until it was made public last week. You even attempted to suppress the mentioning of the incident itself by offering to pay me at the time (I sincerely hope you were joking).
You are the CEO of a major media company that touches and influences the lives of millions of Americans. As such, I am deeply concerned about your capacity to perceive a person of color as anything other than invisible, insignificant or in service to you. This lack of awareness and sentience is what experts today call “unconscious bias.”

I would encourage you to reflect on this and related issues as a matter of corporate leadership. I also recommend that you seek counsel from experts who can help you deal effectively with larger cultural and societal issues facing corporations today. I believe the success of your own legacy is at stake.
That said, I appreciate you taking responsibility for your action and I accept your public apology.
Sincerely,

Adonis E. Hoffman
CEO, The Advisory Counsel, LLC

Howard Elias, Chairman of the Board of Directors
Henry McGee, Chairman, Nominating and Governance Committee
TEGNA
8350 Broad Street
Tysons, VA 22102

Dear TEGNA Directors,

Your response to my disclosure of Dave Lougee’s behavior raises a number of concerns. The integrity of the Board’s “review” is questionable, and I wonder whether you have met your obligation as independent directors.
▪ TEGNA never contacted me about anything since my withdrawal. How can you have a thorough review without talking to a key person involved?
▪ The review was conducted by your General Counsel (who was hired by Mr. Lougee), the Chairman (who has worked with Lougee for years) and a human resources officer (who reports to Lougee). Certainly not independent.
▪ The only independent party involved was an outside law firm that appears to have conducted one interview with Lougee.
I withdrew my nomination to the TEGNA Board after serious reflection on potential conflicts and whether I could interact with Lougee as colleagues. Much of my work, including presently as CEO of The Advisory Counsel LLC, has been dedicated to providing counsel to companies like TEGNA and to advising boards and corporate leaders on major societal issues. As such, I believe your process failed to meet the basic best practices standard.
I would recommend that the Board enlist a blue-ribbon group of independent, external advisors from diverse backgrounds to guide your future actions. It is an approach adopted by numerous companies within and outside your industry. Your shareholders deserve as much.

Sincerely,

Adonis E. Hoffman
CEO, The Advisory Counsel, LLC

On March 17, 2021, Standard General, L.P., together with the other participants named below, filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of votes for the election of directors at the 2021 annual meeting of TEGNA.

STANDARD GENERAL STRONGLY ADVISES ALL STOCKHOLDERS OF TEGNA TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY STANDARD GENERAL WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT AND STANDARD GENERAL’S OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. The participants in the proxy solicitation are anticipated to be Standard General, Standard General Master Fund L.P., Soohyung Kim, Stephen Usher, David Glazek, Daniel Malman and Amit Thakar and Standard General’s nominees Colleen Brown, Carlos P. Salas and Elizabeth A. Tumulty.  Stockholders are urged to read the preliminary proxy statement for further information about the nominees and the other participants in the solicitation.

Standard General has not sought or obtained consent from Broadcasting+Cable to reproduce or otherwise use the above article.